UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by Registrant:                                        ☒
Filed by a Party other than the Registrant: ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒  Definitive Proxy Statement
☐  Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Valhi, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Valhi, Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240-2697

April 27, 2007

To Our Stockholders:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Valhi, Inc., which will be held on Thursday, May 31, 2007, at 10:00 a.m., local time, at our corporate offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas. The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

Whether or not you plan to attend the meeting, please complete, date, sign and return the enclosed proxy card or voting instruction form in the accompanying envelope as promptly as possible to ensure that your shares are represented and voted in accordance with your wishes. Your vote, whether given by proxy or in person at the meeting, will be held in confidence by the inspector of election as provided in our bylaws.

Sincerely,

Harold C. Simmons
Chairman of the Board

Valhi, Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240-2697

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 31, 2007

To the Stockholders of Valhi, Inc.:

The 2007 Annual Meeting of Stockholders of Valhi, Inc. will be held on Thursday, May 31, 2007, at 10:00 a.m., local time, at our corporate offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas, for the following purposes:

(1)           To elect seven directors to serve until the 2008 Annual Meeting of Stockholders; and

(2)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The close of business on April 2, 2007 has been set as the record date for the meeting. Only holders of our common stock at the close of business on the record date are entitled to notice of, and to vote at, the meeting. A complete list of stockholders entitled to vote at the meeting will be available for examination during normal business hours by any of our stockholders, for purposes related to the meeting, for a period of ten days prior to the meeting at our corporate offices.

You are cordially invited to attend the meeting. Whether or not you plan to attend the meeting, please complete, date and sign the accompanying proxy card or voting instruction form and return it promptly in the enclosed envelope. If you choose, you may still vote in person at the meeting even though you previously submitted your proxy card.

By Order of the Board of Directors,

A. Andrew R. Louis, Secretary

Dallas, Texas
April 27, 2007

TABLE OF CONTENTS

Page

TABLE OF CONTENTS

GLOSSARY OF TERMS

GENERAL INFORMATION

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

CONTROLLING STOCKHOLDER

SECURITY OWNERSHIP

Ownership of Valhi
Ownership of Related Companies

ELECTION OF DIRECTORS

Nominees for Director

EXECUTIVE OFFICERS

CORPORATE GOVERNANCE

Controlled Company Status, Director Independence and Committees
2006 Meetings and Standing Committees of the Board of Directors
Audit Committee
Management Development and Compensation Committee
Executive Committee
Non-Management and Independent Director Meetings
Stockholder Proposals and Director Nominations for the 2008 Annual Meeting of Stockholders
Communications with Directors
Compensation Committee Interlocks and Insider Participation
Code of Business Conduct and Ethics
Corporate Governance Guidelines
Availability of Corporate Governance Documents

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS AND OTHER INFORMATION

Compensation Discussion and Analysis
Compensation Committee Report
Summary of Cash and Certain Other Compensation of Executive Officers
2006 Grants of Plan-Based Awards
Outstanding Equity Awards at December 31, 2006
Option Exercises and Stock Vested
Pension Benefits
Nonqualified Deferred Compensation
Director Compensation

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Related Party Transaction Policy
Relationships with Related Parties
Intercorporate Services Agreements
Insurance Matters
Tax Matters
Purchases of Our Common Stock from Related Parties
Special Dividend of TIMET Common Stock
Simmons Family Matters

AUDIT COMMITTEE REPORT

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM MATTERS

Independent Registered Public Accounting Firm
Fees Paid to PricewaterhouseCoopers LLP
Preapproval Policies and Procedures

OTHER MATTERS

2006 ANNUAL REPORT ON FORM 10-K

ADDITIONAL COPIES

GLOSSARY OF TERMS

“CDCT” means the Contran Amended and Restated Deferred Compensation Trust, an irrevocable “rabbi trust” established by Contran to assist it in meeting certain deferred compensation obligations that it owes to Harold C. Simmons.

“CGI” means CompX Group, Inc., one of NL’s subsidiaries in which TFMC holds a minority interest and a parent corporation of CompX.

“CMRT” means The Combined Master Retirement Trust, a trust Contran sponsors that permits the collective investment by master trusts that maintain assets of certain employee defined benefit plans Contran and related entities adopt.

“Computershare” means Computershare Investor Services L.L.C., our stock transfer agent.

“CompX” means CompX International Inc., one of our publicly held subsidiaries that manufactures precision slides, security products and ergonomic computer support systems.

“Contran” means Contran Corporation, the parent corporation of our consolidated tax group.

“Dixie Holding” means Dixie Holding Company, one of our parent corporations.

“Dixie Rice” means Dixie Rice Agricultural Corporation, Inc., one of our parent corporations.

“FAS 123R” means Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment.

“Foundation” means the Harold C. Simmons Foundation, Inc., a tax-exempt foundation organized for charitable purposes.

“independent directors” means the following directors: Norman S. Edelcup, Thomas E. Barry and W. Hayden McIlroy.

“ISA” means an intercorporate services agreement between or among Contran related companies pursuant to which employees of one or more related companies provide certain services, including executive officer services, to another related company on a fixed fee basis.

“Keystone” means Keystone Consolidated Industries, Inc., one of our publicly held sister corporations that manufactures steel fabricated wire products, industrial wire and carbon steel rod.

“Kronos Worldwide” means Kronos Worldwide, Inc., one of our publicly held subsidiaries that is an international manufacturer of titanium dioxide pigments.

“named executive officer” means any person named in the Summary Compensation table in this proxy statement.

“National” means National City Lines, Inc., one of our parent corporations.

“NL” means NL Industries, Inc., one of our publicly held subsidiaries that is a diversified holding company with principal investments in Kronos Worldwide and CompX.

“NOA” means NOA, Inc., one of our parent corporations.

“non-management directors” means the following directors who are not one of our executive officers: Norman S. Edelcup, Thomas E. Barry, W. Hayden McIlroy and J. Walter Tucker, Jr.

“NYSE” means the New York Stock Exchange.

“PwC” means PricewaterhouseCoopers LLP, our independent registered public accounting firm.

“record date” means the close of business on April 2, 2007, the date our board of directors set for the determination of stockholders entitled to notice of and to vote at the 2007 annual meeting of our stockholders.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Southwest” means Southwest Louisiana Land Company, Inc., one of our parent corporations.

“Tall Pines” means Tall Pines Insurance Company, an indirect wholly owned captive insurance subsidiary of ours.

“TFMC” means TIMET Finance Management Company, a wholly owned subsidiary of TIMET.

“TIMET” means Titanium Metals Corporation, one of our publicly held sister corporations that is an integrated producer of titanium metals products and that for 2006 we accounted for on our financial statements using the equity method.

“TIMET series A preferred stock” means TIMET’s 6 ¾% series A convertible preferred stock, par value $0.01 per share.

“Tremont” means Tremont LLC, one of our wholly owned subsidiaries.

“Valhi,” “us,” “we” or “our” mean Valhi, Inc.

“VGI” means Valhi Group, Inc., one of our parent corporations.

“VHC” means Valhi Holding Company, one of our parent corporations.

“WCS” means Waste Control Specialists LLC, an indirect privately held subsidiary of ours that is engaged in the waste management industry.

Valhi, Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240-2697

———————————————

PROXY STATEMENT

———————————————

GENERAL INFORMATION

This proxy statement and the accompanying proxy card or voting instruction form are being furnished in connection with the solicitation of proxies by and on behalf of our board of directors for use at our 2007 Annual Meeting of Stockholders to be held on Thursday, May 31, 2007 and at any adjournment or postponement of the meeting. The accompanying notice of annual meeting of stockholders sets forth the time, place and purposes of the meeting. The notice, this proxy statement, the accompanying proxy card or voting instruction form and our 2006 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, are first being mailed on or about April 27, 2007 to the holders of our common stock at the close of business on April 2, 2007. Our principal executive offices are located at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.

Please refer to the Glossary of Terms on page ii for the definitions of certain capitalized or other terms used in this proxy statement.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q: What is the purpose of the annual meeting?

A:	At the annual meeting, stockholders will vote on the election of seven directors and any other matter that may properly come before the meeting.

Q: How does the board recommend that I vote?

A:            The board of directors recommends that you vote FOR each of the nominees for director.

Q: Who is allowed to vote at the annual meeting?

A:
The board of directors has set the close of business on April 2, 2007 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. Only holders of record of our common stock as of the close of business on the record date are entitled to vote at the meeting. On the record date, 114,156,078 shares of our common stock were issued and outstanding. Each share of our common stock entitles its holder to one vote.

Q: How do I vote?

A:	If your shares are held by a bank, broker or other nominee (i.e., in “street name”), you must follow the instructions from your nominee on how to vote your shares.

If you are a stockholder of record, you may:

•	vote in person at the annual meeting; or

•	instruct the agents named on the proxy card how to vote your shares by completing, signing and mailing the enclosed proxy card in the envelope provided.

If you execute a proxy card but do not indicate how you would like your shares voted for one or more of the nominees, the agents will vote FOR the election of each such nominee for director and, to the extent allowed by applicable law, in the discretion of the agents on any other matter that may properly come before the meeting.

Q: Who will count the votes?

A:
The board of directors has appointed Computershare, our transfer agent and registrar, to receive proxies and ballots, ascertain the number of shares represented, tabulate the vote and serve as inspector of election for the meeting.

Q: Is my vote confidential?

A:	Yes. All proxy cards, ballots or voting instructions delivered to Computershare will be kept confidential in accordance with our bylaws.

Q: May I change or revoke my proxy or voting instructions?

A:	If you are a stockholder of record, you may change or revoke your proxy instructions at any time before the meeting in any of the following ways:

•	delivering to Computershare a written revocation;

•	submitting another proxy card bearing a later date; or

•	voting in person at the meeting.

If your shares are held by a bank, broker or other nominee, you must follow the instructions from your nominee on how to change or revoke your voting instructions.

Q: What constitutes a quorum?

A:
A quorum is the presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote at the meeting. Under the applicable rules of the NYSE and the SEC, brokers or other nominees holding shares of record on behalf of a client who is the actual beneficial owner of such shares are authorized to vote on certain routine matters without receiving instructions from the beneficial owner of the shares. If such a broker/nominee who is entitled to vote on a routine matter delivers an executed proxy card and does not vote on the matter, such a vote is referred to in this proxy statement as a “broker/nominee non-vote.” Shares of common stock that are voted to abstain from any business coming before the meeting and broker/nominee non-votes will be counted as being in attendance at the meeting for purposes of determining whether a quorum is present.

Q: What vote is required to elect a director nominee or approve any other matter?

A:
If a quorum is present, a plurality of the affirmative votes of the holders of our outstanding shares of common stock represented and entitled to be voted at the meeting is necessary to elect each nominee for director. The accompanying proxy card or voting instruction form provides space for you to withhold authority to vote for any of the nominees. Neither shares as to which the authority to vote on the election of directors has been withheld nor broker/nominee non-votes will be counted as affirmative votes to elect director nominees. However, since director nominees need only receive the plurality of the affirmative votes from the holders represented and entitled to vote at the meeting to be elected, a vote withheld from a particular nominee will not affect the election of such nominee.

Except as applicable laws may otherwise provide, if a quorum is present, the approval of any other matter that may properly come before the meeting will require the affirmative votes of the holders of a majority of the outstanding shares represented and entitled to vote at the meeting. Shares of our common stock that are voted to abstain from any other business coming before the meeting and broker/nominee non-votes will not be counted as votes for or against any such other matter.

Q: Who will pay for the cost of soliciting the proxies?

A:
We will pay all expenses related to the solicitation, including charges for preparing, printing, assembling and distributing all materials delivered to stockholders. In addition to the solicitation by mail, our directors, officers and regular employees may solicit proxies by telephone or in person for which such persons will receive no additional compensation. We have retained Georgeson Shareholder Communications, Inc. to aid in the distribution of this proxy statement and related materials at an estimated cost of $1,300. Upon request, we will reimburse banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in distributing proxy materials and voting instructions to the beneficial owners of our common stock that such entities hold of record.

CONTROLLING STOCKHOLDER

VHC directly held approximately 92.1% of the outstanding shares of our common stock as of the record date. VHC has indicated its intention to have its shares of our common stock represented at the meeting and voted FOR the election of each of the director nominees to our board of directors. If VHC attends the meeting in person or by proxy and votes as indicated, the meeting will have a quorum present and the stockholders will elect all the nominees to the board of directors.

SECURITY OWNERSHIP

Ownership of Valhi. The following table and footnotes set forth as of the record date the beneficial ownership, as defined by regulations of the SEC, of our common stock held by each individual, entity or group known to us to own beneficially more than 5% of the outstanding shares of our common stock, each director, each named executive officer and all of our directors and executive officers as a group. See footnote 4 below for information concerning the relationships of certain individuals and entities that may be deemed to own indirectly and beneficially more than 5% of the outstanding shares of our common stock. All information is taken from or based upon ownership filings made by such individuals or entities with the SEC or upon information provided by such individuals or entities.

	Valhi Common Stock
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (1)(2)

Harold C. Simmons (3)	3,383	(4)	*
Valhi Holding Company (3)	105,098,763	(4)	92.1%
Harold Simmons Foundation, Inc. (3)	1,006,500	(4)	*
Contran Corporation (3)	439,400	(4)(5)	*
The Combined Master Retirement Trust (3)	115,000	(4)	*
Annette C. Simmons (3)	43,400	(4)	*
The Annette Simmons Grandchildren’s Trust (3)	36,500	(4)	*
	106,742,946	(4)(5)	93.5%

Thomas E. Barry	11,500		*
Norman S. Edelcup	36,500		*
W. Hayden McIlroy	4,000		*
Glenn R. Simmons	22,247	(4)(6)	*
J. Walter Tucker, Jr.	252,225	(4)(7)	*
Steven L. Watson	67,246	(4)(8)	*
William J. Lindquist	80,000	(4)(8)	*
Bobby D. O’Brien	80,000	(4)(8)	*
Gregory M. Swalwell	81,166	(4)(8)	*
All our directors and executive officers as a group (16 persons)	107,639,276	(4)(5)(6)(7)(8)	93.8%
——————————
* Less than 1%.

(1)
Except as otherwise noted, the listed entities, individuals or group have sole investment power and sole voting power as to all shares set forth opposite their names. The number of shares and percentage of ownership for each individual or group assumes the exercise by such individual or group (exclusive of others) of stock options that such individual or group may exercise within 60 days subsequent to the record date.

(2)
The percentages are based on 114,156,078 shares of our common stock outstanding as of the record date. NL and a wholly owned subsidiary of NL directly own 3,522,967 and 1,186,200 shares of our common stock, respectively. NL is one of our majority owned subsidiaries and pursuant to Delaware law, we treat these shares as treasury stock for voting purposes. For the purposes of calculating the percentage ownership of the outstanding shares of our common stock as of the record date in this proxy statement, such shares are not deemed outstanding.

(3)
The business address of The Annette Simmons Grandchildren’s Trust, Contran, VHC, the CMRT, Annette C. Simmons, Harold C. Simmons and the Foundation is Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.

(4)
VGI, National and Contran are the direct holders of 87.4%, 10.3% and 2.3%, respectively, of the outstanding common stock of VHC. National, NOA and Dixie Holding are the direct holders of approximately 73.3%, 11.4% and 15.3%, respectively, of the outstanding VGI common stock. Contran and NOA are the direct holders of approximately 85.7% and 14.3%, respectively, of the outstanding National common stock. Contran and Southwest are the direct holders of approximately 49.9% and 50.1%, respectively, of the outstanding NOA common stock. Dixie Rice is the direct holder of 100% of the outstanding common stock of Dixie Holding. Contran is the holder of 100% of the outstanding common stock of Dixie Rice and approximately 90.1% of the outstanding common stock of Southwest.

Substantially all of Contran’s outstanding voting stock is held by trusts established for the benefit of certain children and grandchildren of Harold C. Simmons, of which Mr. Simmons is the sole trustee, or held by Mr. Simmons or persons or other entities related to Mr. Simmons. As sole trustee of these trusts, Mr. Simmons has the power to vote and direct the disposition of the shares of Contran stock held by these trusts. Mr. Simmons, however, disclaims beneficial ownership of any Contran shares these trusts hold.

The Foundation directly holds approximately 0.9% of the outstanding shares of our common stock. The Foundation is a tax-exempt foundation organized for charitable purposes. Harold C. Simmons is the chairman of the board of the Foundation.

The CDCT directly holds approximately 0.4% of the outstanding shares of our common stock. U.S. Bank National Association serves as the trustee of the CDCT. Contran established the CDCT as an irrevocable “rabbi trust” to assist Contran in meeting certain deferred compensation obligations that it owes to Harold C. Simmons. If the CDCT assets are insufficient to satisfy such obligations, Contran must satisfy the balance of such obligations. Pursuant to the terms of the CDCT, Contran retains the power to vote the shares held by the CDCT, retains dispositive power over such shares and may be deemed the indirect beneficial owner of such shares.

The CMRT directly holds approximately 0.1% of the outstanding shares of our common stock. Contran sponsors this trust to permit the collective investment by master trusts that maintain assets of certain employee defined benefit plans Contran and related entities adopt. Harold C. Simmons is the sole trustee of this trust and a member of the investment committee for this trust. J. Walter Tucker, Jr. is also a member of this trust’s investment committee. Contran’s board of directors selects the trustee and members of this trust’s investment committee. All of our executive officers are participants in one or more of the employee defined benefit plans that invest through this trust. Each of such persons disclaims beneficial ownership of any of the shares this trust holds, except to the extent of his or her individual vested beneficial interest, if any, in the plan assets this trust holds.

Harold C. Simmons is the chairman of the board of each of us, VHC, VGI, National, NOA, Dixie Holding, Dixie Rice, Southwest and Contran.

By virtue of the holding of the offices, the stock ownership and his services as trustee, all as described above, (a) Harold C. Simmons may be deemed to control certain of such entities and (b) Mr. Simmons and certain of such entities may be deemed to possess indirect beneficial ownership of shares directly held by certain of such other entities. However, Mr. Simmons disclaims beneficial ownership of the shares beneficially owned, directly or indirectly, by any of such entities, except to the extent of his vested beneficial interest, if any, in shares held by the CMRT and his interest as a beneficiary of the CDCT. Mr. Harold Simmons disclaims beneficial ownership of all shares of our common stock beneficially owned, directly or indirectly, by VHC, the Foundation, Contran, the CDCT, the CMRT or NL or its subsidiaries.

All of our directors or executive officers who are also directors or executive officers of VHC, Contran, the Foundation or their parent companies disclaim beneficial ownership of the shares of our common stock that such companies directly or indirectly hold.

Annette C. Simmons is the wife of Harold C. Simmons. She is the direct owner of 43,400 shares of our common stock. Mr. Simmons may be deemed to share indirect beneficial ownership of such shares. Mr. Simmons disclaims all such beneficial ownership.

The Annette Simmons Grandchildren’s Trust, a trust of which Harold C. Simmons and Annette C. Simmons are co-trustees and the beneficiaries of which are the grandchildren of Annette C. Simmons, is the direct holder of 36,500 shares of our common stock. Mr. Simmons, as co-trustee of this trust, has the power to vote and direct the disposition of the shares of our common stock this trust directly holds. Mr. Simmons disclaims beneficial ownership of any shares that this trust holds.

Contran is the sole owner of Valhi’s 6% series A preferred stock and VHC’s 2% convertible preferred stock. Messrs. Harold and Glenn Simmons and Watson each own one director qualifying share of Dixie Rice and Southwest.

VHC has pledged 13,920,000 shares of our common stock as security.

The business address of the CDCT, Dixie Holding, National, NOA and VGI is Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697. The business address of Dixie Rice is 600 Pasquiere Street, Gueydan, Louisiana 70542. The business address of Southwest is 402 Canal Street, Houma, Louisiana 70360.

(5)	Represents the 439,400 shares of our common stock the CDCT directly holds.

(6)	The shares of common stock shown as beneficially owned by Glenn R. Simmons include 800 shares his wife holds in her retirement account, with respect to which shares he disclaims beneficial ownership.

(7)
The shares of common stock shown as beneficially owned by J. Walter Tucker, Jr. include 200,000 shares his wife holds, with respect to which he disclaims beneficial ownership, and 19,035 shares held by a corporation of which he is the sole stockholder.

(8)
The shares of our common stock shown as beneficially owned by such person or group include the following number of shares such person or group has the right to acquire upon the exercise of stock options that such person or group may exercise within 60 days subsequent to the record date:

Name of Beneficial Owner	Shares of Our Common Stock Issuable Upon the Exercise of Stock Options On or Before June 1, 2007

Steven L. Watson	50,000
William J. Lindquist	80,000
Bobby D. O’Brien	80,000
Gregory M. Swalwell	80,000
All our other executive officers as a group (6 persons)	260,000

We understand that Contran and related entities may consider acquiring or disposing of shares of our common stock through open market or privately negotiated transactions, depending upon future developments, including, but not limited to, the availability and alternative uses of funds, the performance of our common stock in the market, an assessment of our business and prospects, financial and stock market conditions and other factors deemed relevant by such entities. We may similarly consider acquisitions of shares of our common stock and acquisitions or dispositions of securities issued by related entities. For a discussion of certain purchases of our common stock in 2006, see the Purchases of Our Common Stock from Related Parties part of the Certain Relationships and Transactions section of this proxy statement.

Ownership of Related Companies.  Some of our directors and executive officers own equity securities of several companies related to us.

Ownership of Kronos Worldwide and NL. The following table and footnotes set forth the beneficial ownership, as of the record date, of the shares of Kronos Worldwide and NL common stock held by each of our directors, each named executive officer and all of our directors and executive officers as a group. All information is taken from or based upon ownership filings made by such individuals or entities with the SEC or upon information provided by such individuals or entities.

	Kronos Worldwide Common Stock			NL Common Stock
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (1)(2)	Amount and Nature of Beneficial Ownership (1)		Percent of Class (1)(3)

Harold C. Simmons	5,255	(4)	*	554,300	(4)	1.1%
Valhi, Inc.	28,995,021	(4)	59.2%	40,387,531	(4)	83.1%
NL Industries, Inc.	17,516,132	(4)	35.8%	n/a	(4)	n/a
TIMET Finance Management Company	5,203	(4)	*	222,100	(4)	*
Annette C. Simmons	36,356	(4)	*	256,576	(4)	*
	46,557,967	(4)	95.1%	41,420,506	(4)	85.3%

Thomas E. Barry	-0-	(4)	-0-	-0-	(4)	-0-
Norman S. Edelcup	-0-	(4)	-0-	-0-	(4)	-0-
W. Hayden McIlroy	-0-	(4)	-0-	-0-	(4)	-0-
Glenn R. Simmons	1,208	(4)	*	10,000	(4)	*
J. Walter Tucker, Jr.	-0-	(4)	-0-	-0-	(4)	-0-
Steven L. Watson	5,233	(4)	*	10,000	(4)	*
William J. Lindquist	-0-	(4)	-0-	-0-	(4)	-0-
Bobby D. O’Brien	-0-	(4)	-0-	-0-	(4)	-0-
Gregory M. Swalwell	-0-	(4)	-0-	-0-	(4)	-0-
All our directors and executive officers as a group (16 persons)	46,564,669	(4)	95.1%	41,441,006	(4)	85.3%
——————————
* Less than 1%.

(1)	Except as otherwise noted, the listed entities, individuals or group have sole investment power and sole voting power as to all shares set forth opposite their names.

(2)	The percentages are based on 48,953,049 shares of Kronos Worldwide common stock outstanding as of the record date.

(3)	The percentages are based on 48,586,034 shares of NL common stock outstanding as of the record date.

(4)
TIMET is the direct holder of 100% of the outstanding shares of TFMC common stock. VHC, Annette C. Simmons, the CMRT, Harold C. Simmons, NL, the Foundation, the CDCT and we are the holders of approximately 31.0%, 11.5%, 9.5%, 3.2%, 1.4%, 0.3%, 0.1% and less than 0.1%, respectively, of the outstanding shares of TIMET common stock. NL’s percentage ownership of TIMET common stock includes 0.4% directly owned by a wholly owned subsidiary of NL. The ownership of TIMET common stock by Ms. Simmons includes 20,957,533 shares of TIMET common stock that she has the right to acquire upon conversion of 1,571,815 shares of TIMET series A preferred stock that she directly holds. The percentage ownership of TIMET common stock held by Ms. Simmons assumes the full conversion of only the shares of TIMET series A preferred stock she owns.

See footnotes 2 and 4 to the Ownership of Valhi table above for a description of certain relationships among the individuals, entities or groups appearing in this table. All of our directors or executive officers disclaim beneficial ownership of any shares of Kronos Worldwide or NL common stock that we directly or indirectly own.

Other than the securities he holds directly, Harold C. Simmons disclaims beneficial ownership of any and all securities that his wife, Annette C. Simmons, directly or indirectly owns.

Valhi has pledged 14,987,305 shares of Kronos Worldwide common stock as security.

Ownership of CompX. The following table and footnotes set forth the beneficial ownership, as of the record date, of the CompX class A and B common stock held by each of our directors, each named executive officer and all of our directors and executive officers as a group. All information is taken from or based upon ownership filings made by such individuals or entities with the SEC or upon information provided by such individuals or entities.

	CompX Class A Common Stock			CompX Class B Common Stock (1)			CompX Class A and Class B Common Stock Combined
Beneficial Owner	Amount and Nature of Beneficial Ownership (2)		Percent of Class (2)(3)	Amount and Nature of Beneficial Ownership (2)		Percent of Class (2)(3)	Percent of Class (2)(3)

Harold C. Simmons	56,900	(4)	1.1%	-0-	(4)	-0-	*
CompX Group, Inc.	2,586,820	(4)	49.1%	10,000,000	(4)	100.0%	82.4%
TIMET Finance Management Company	483,600	(4)	9.2%	-0-	(4)	-0-	3.2%
NL Industries, Inc.	381,004	(4)	7.2%	-0-	(4)	-0-	2.5%
Annette C. Simmons	20,000	(4)	*	-0-	(4)	-0-	*
	3,528,324	(4)	66.9%	10,000,000	(4)	100.0%	88.6%

Thomas E. Barry	-0-	(4)	-0-	-0-	(4)	-0-	-0-
Norman S. Edelcup	3,000	(4)	*	-0-	(4)	-0-	*
W. Hayden McIlroy	-0-	(4)	-0-	-0-	(4)	-0-	-0-
Glenn R. Simmons	72,500	(4)(5)(6)	1.4%	-0-	(4)	-0-	*
J. Walter Tucker, Jr.	-0-	(4)	-0-	-0-	(4)	-0-	-0-
Steven L. Watson	23,000	(4)(5)	*	-0-	(4)	-0-	*
William J. Lindquist	10,000	(4)(5)	*	-0-	(4)	-0-	*
Bobby D. O’Brien	10,300	(4)(5)	*	-0-	(4)	-0-	*
Gregory M. Swalwell	5,000	(4)(5)	*	-0-	(4)	-0-	*
All our directors and executive officers as a group (16 persons)	3,670,324	(4)(5)(6)	68.1%	10,000,000	(4)	100.0%	88.8%
——————————
* Less than 1%.

(1)
Each share of CompX class B common stock entitles the holder to one vote on all matters except the election of directors, on which each share is entitled to ten votes. In certain instances, shares of CompX class B common stock are automatically convertible into shares of CompX class A common stock.

(2)
Except as otherwise noted, the listed entities, individuals or group have sole investment power and sole voting power as to all shares set forth opposite their names. The number of shares and percentage of ownership for each individual or group assumes the exercise by such individual or group (exclusive of others) of stock options that such individual or group may exercise within 60 days subsequent to the record date.

(3)	The percentages are based on 5,271,780 shares of CompX class A common stock outstanding as of the record date and 10,000,000 shares of CompX class B common stock outstanding as of the record date.

(4)
NL and TFMC directly hold 82.4% and 17.6%, respectively, of the outstanding shares of CGI common stock. We hold indirectly through CGI, TFMC and NL approximately 88.1% of the combined voting power of the outstanding shares of CompX class A and B common stock (approximately 98.3% for the election of directors).

See footnotes 2 and 4 to the Ownership of Valhi table above and footnote 4 to the Ownership of Kronos Worldwide and NL table above for a description of certain relationships among the individuals, entities or groups appearing in this table. All of our directors or executive officers disclaim beneficial ownership of any shares of CompX class A or class B common stock that that we directly or indirectly own.

Other than the securities he holds directly, Harold C. Simmons disclaims beneficial ownership of any and all securities that his wife, Annette C. Simmons, directly or indirectly owns.

(5)
The shares of CompX class A common stock shown as beneficially owned by such person or group include the following number of shares such person or group has the right to acquire upon the exercise of stock options that such person or group may exercise within 60 days subsequent to the record date:

Name of Beneficial Owner	Shares of CompX Class A Common Stock Issuable Upon the Exercise of Stock Options On or Before June 1, 2007

Glenn R. Simmons	56,000
Steven L. Watson	16,000
William J. Lindquist	10,000
Bobby D. O’Brien	10,000
Gregory M. Swalwell	5,000
All our other executive officers as a group (6 persons)	18,000

(6)
The shares of CompX class A common stock shown as beneficially owned by Glenn R. Simmons include 500 shares his wife holds in her retirement account, with respect to which shares he disclaims beneficial ownership.

ELECTION OF DIRECTORS

Our bylaws provide that the board of directors shall consist of one or more members as determined by our board of directors or stockholders. The board of directors has currently set the number of directors at seven. The directors elected at the meeting will hold office until our 2008 Annual Meeting of Stockholders and until their successors are duly elected and qualified or their earlier removal or resignation.

All of the nominees are currently members of our board of directors whose terms will expire at the meeting. All of the nominees have agreed to serve if elected. If any nominee is not available for election at the meeting, all shares represented by a proxy card will be voted FOR an alternate nominee to be selected by the board of directors, unless the stockholder executing such proxy card withholds authority to vote for such nominee. The board of directors believes that all of its nominees will be available for election at the meeting and will serve if elected.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE FOLLOWING NOMINEES FOR DIRECTOR.

Nominees for Director. The respective nominees have provided the following information.

Thomas E. Barry, age 63, has served on our board of directors since 2000. Dr. Barry is vice president for executive affairs at Southern Methodist University and has been a professor of marketing in the Edwin L. Cox School of Business at Southern Methodist University since prior to 2002. He is a member of our audit committee and management development and compensation committee.

Norman S. Edelcup, age 71, has served on our or certain of our predecessors’ boards of directors since 1975. Since 2003, he has served as mayor of Sunny Isles Beach, Florida. He also serves as a trustee for the Baron Funds, a mutual fund group. From 2001 to 2004, Mr. Edelcup served as senior vice president of Florida Savings Bancorp. He served as senior vice president of Item Processing of America, Inc., a processing service bureau, from 1999 to 2000 and as chairman of the board from 1989 to 1998. Mr. Edelcup is a certified public accountant and served as senior vice president and chief financial officer of Avatar Holdings, Inc. (formerly GAC Corporation), a real estate development firm, from 1976 to 1983; vice chairman of the board, senior vice president and chief financial officer of Keller Industries, Inc., a building products manufacturer, from 1968 to 1976; and as a senior accountant with Arthur Andersen & Co., a public accounting firm, from 1958 to 1962. He is chairman of both our audit committee and management development and compensation committee and is also a CompX director and chairman of its audit committee.

W. Hayden McIlroy, age 67, has served on our board of directors since 2004. He is a private investor, primarily in real estate. From 1975 to 1986, Mr. McIlroy was the owner and chief executive officer of McIlroy Bank and Trust in Fayetteville, Arkansas. He also founded other businesses, primarily in the food and agricultural industries. Mr. McIlroy currently serves as a director of Cadco Systems, Inc., a manufacturer of emergency alert systems. He is a member of our audit committee.

Glenn R. Simmons, age 79, has served on our or certain of our predecessors’ boards of directors since 1980. Mr. Simmons has been vice chairman of the board of us and Contran since prior to 2002. Mr. Simmons has been chairman of the board of CompX and Keystone since prior to 2002 and also serves on the board of directors of Kronos Worldwide, NL and TIMET. In 2004, Keystone filed a voluntary petition for reorganization under federal bankruptcy laws and emerged from the bankruptcy proceedings in 2005. Mr. Simmons has been an executive officer or director of various companies related to us and Contran since 1969. He is a member of our executive committee and a brother of Harold C. Simmons.

Harold C. Simmons, age 75, has served on our or certain of our predecessors’ boards of directors since 1980. Mr. Simmons has been chairman of the board of us and Contran since prior to 2002 and was our chief executive officer in 2002 and prior years. Mr. Simmons has served as chief executive officer of Kronos Worldwide and NL since 2003, chairman of the board of Kronos Worldwide since 2003 and chairman of the board of NL since prior to 2002. He also has served as chairman of the board of TIMET since 2005, chief executive officer of TIMET from 2005 to 2006 and vice chairman of the board of TIMET from 2004 to 2005. Mr. Simmons has been an executive officer or director of various companies related to us and Contran since 1961. Mr. Simmons serves as chairman of our executive committee and is a brother of Glenn R. Simmons.

J. Walter Tucker, Jr., age 81, has served on our or certain of our predecessors’ boards of directors since 1982. Mr. Tucker has been the president, treasurer and a director of Tucker & Branham, Inc., a mortgage banking, insurance and real estate company since prior to 2002. From prior to 2002 to 2005, he served as vice chairman of the board of Keystone. In 2004, Keystone filed a voluntary petition for reorganization under federal bankruptcy laws and emerged from the bankruptcy proceedings in 2005. Mr. Tucker has been an executive officer or director of various companies related to us and Contran since 1982.

Steven L. Watson, age 56, has served on our board of directors since 1998. Mr. Watson has been our chief executive officer since 2002 and our and Contran’s president and a director of Contran since 1998. He has also served as vice chairman of the board of Kronos Worldwide since 2004, chief executive officer of TIMET since 2006 and vice chairman of the board of TIMET since 2005. Mr. Watson is also a director of CompX, Keystone and NL. Mr. Watson has served as an executive officer or director of various companies related to us and Contran since 1980. Mr. Watson serves as a member of our executive committee.

EXECUTIVE OFFICERS

Set forth below is certain information relating to our executive officers. Each executive officer serves at the pleasure of the board of directors. Biographical information with respect to Harold C. Simmons, Glenn R. Simmons and Steven L. Watson is set forth under the Nominees for Director subsection above.

Name	Age	Position(s)
Harold C. Simmons	75	Chairman of the Board
Glenn R. Simmons	79	Vice Chairman of the Board
Steven L. Watson	56	President and Chief Executive Officer
William J. Lindquist	50	Senior Vice President
Eugene K. Anderson	71	Vice President and Assistant Treasurer
Robert D. Graham	51	Vice President
J. Mark Hollingsworth	55	Vice President and General Counsel
Kelly D. Luttmer	43	Vice President and Tax Director
Bobby D. O’Brien	49	Vice President and Chief Financial Officer
John A. St. Wrba	50	Vice President and Treasurer
Gregory M. Swalwell	50	Vice President and Controller
A. Andrew R. Louis	46	Secretary

William J. Lindquist has served as senior vice president of us and Contran, and a director of Contran, since 1998. Mr. Lindquist has served as an executive officer or director of various companies related to us and Contran since 1980.

Eugene K. Anderson has served as vice president and assistant treasurer of us and Contran since prior to 2002. Mr. Anderson has served as an executive officer of various companies related to us and Contran since 1980.

Robert D. Graham has served as vice president of us and Contran since 2002, vice president and general counsel of Kronos Worldwide and NL since 2003, executive vice president of TIMET since 2006 and vice president of TIMET from 2004 to 2006. From 1997 to 2002, Mr. Graham served as an executive officer and later as executive vice president and general counsel of Software Spectrum, Inc., a global business-to-business software services provider. From 1985 to 1997, Mr. Graham was a partner in the law firm of Locke Purnell Rain Harrell (A Professional Corporation), a predecessor to Locke Liddell & Sapp LLP.

J. Mark Hollingsworth has served as vice president and general counsel of us and Contran, and general counsel of CompX, since prior to 2002. He also has served as acting general counsel of Keystone since prior to 2002. Mr. Hollingsworth has served as legal counsel of various companies related to us and Contran since 1983.

Kelly D. Luttmer has served as vice president of us, CompX, Contran, Kronos Worldwide and NL since 2004, vice president and tax director of TIMET since May 2006, tax director of Kronos Worldwide and NL since 2003 and tax director of us, CompX and Contran since 1998. Ms. Luttmer has served in tax accounting positions with various companies related to us and Contran since 1989.

Bobby D. O’Brien has served as our chief financial officer since 2002, executive vice president and chief financial officer of TIMET since May 2006, vice president of TIMET since 2004 and vice president of us and Contran since prior to 2002. From prior to 2002 until 2005 and 2004, he served as treasurer of us and Contran, respectively. Mr. O’Brien has served in financial and accounting positions with various companies related to us and Contran since 1988.

John A. St. Wrba has served as our vice president and treasurer and TIMET’s treasurer since 2005, vice president of TIMET and Contran since 2004 and NL since 2003. He has also served as vice president of Kronos Worldwide since 2004 and treasurer of Kronos Worldwide since 2003. He was NL’s assistant treasurer from 2002 to 2003. From 2000 until 2002, he was assistant treasurer of Kaiser Aluminum & Chemical Corporation, a leading producer of fabricated aluminum products.

Gregory M. Swalwell has served as vice president and controller of us and Contran since 1998, chief financial officer of Kronos Worldwide and NL since 2004, vice president of TIMET since 2004 and vice president, finance of Kronos Worldwide and NL since 2003. Mr. Swalwell has served in financial and accounting positions with various companies related to us and Contran since 1988.

A. Andrew R. Louis has served as secretary of us, CompX and Contran since 1998 and secretary of Kronos Worldwide, NL and TIMET since May 2006. Mr. Louis has served as legal counsel of various companies related to us and Contran since 1995.

CORPORATE GOVERNANCE

Controlled Company Status, Director Independence and Committees. Because of VHC’s ownership of 92.1% of our common stock, we are considered a controlled company under the listing standards of the NYSE. Pursuant to the listing standards, a controlled company may choose not to have a majority of independent directors, independent compensation, nominating or corporate governance committees or charters for these committees. We have chosen not to have a majority of independent directors or an independent nominating or corporate governance committee or charters for these committees. Our board of directors believes that the full board of directors best represents the interests of all of our stockholders and that it is appropriate for all matters that would be considered by a nominating or corporate governance committee to be considered and acted upon by the full board of directors. Applying the NYSE director independence standards without any additional categorical standards, the board of directors has determined that Thomas E. Barry, Norman S. Edelcup and W. Hayden McIlroy are independent and have no material relationship with us other than serving as our directors. While the members of our management development and compensation committee currently satisfy the independence requirements of the NYSE, we have chosen not to satisfy all of the NYSE listing standards for a compensation committee.

2006 Meetings and Standing Committees of the Board of Directors. The board of directors held three meetings and took action by written consent on three occasions in 2006. Except for Mr. Watson, each director participated all of such meetings and of the 2006 meetings of the committees on which he served at the time. Mr. Watson participated in 67% of our 2006 board meetings. It is expected that each director will attend all of our annual meetings of stockholders, which are held immediately before the annual meetings of the board of directors. All but one of our directors attended our 2006 annual stockholder meeting.

The board of directors has established and delegated authority to three standing committees, which are described below. The board of directors is expected to elect the members of the standing committees at the board of directors annual meeting immediately following the annual stockholder meeting. The board of directors has previously established, and from time to time may establish, other committees to assist it in the discharge of its responsibilities.

Audit Committee. Our audit committee assists with the board of directors’ oversight responsibilities relating to our financial accounting and reporting processes and auditing processes. The purpose, authority, resources and responsibilities of our audit committee are more specifically set forth in our audit committee charter. Applying the requirements of the NYSE listing standards (without additional categorical standards) and SEC regulations, as applicable, the board of directors has determined that:

•	each member of our audit committee is independent, financially literate and has no material relationship with us other than serving as our director; and

•	Mr. Norman S. Edelcup is an “audit committee financial expert.”

No member of our audit committee serves on more than three public company audit committees. For further information on the role of our audit committee, see the Audit Committee Report in this proxy statement. The current members of our audit committee are Norman S. Edelcup (chairman), Thomas E. Barry and W. Hayden McIlroy. Our audit committee held five meetings and took action by written consent on one occasion in 2006.

Management Development and Compensation Committee. The principal responsibilities of our management development and compensation committee are:

•	to recommend to the board of directors whether or not to approve any proposed charge to us or any of our privately held subsidiaries pursuant to an ISA with a related party;

•	to review, approve, administer and grant awards under our equity compensation plans; and

•	to review and administer such other compensation matters as the board of directors may direct from time to time.

The board of directors has determined that each member of our management development and compensation committee is independent by applying the NYSE director independence standards (without additional categorical standards). In certain instances under our 1997 Long-Term Incentive Plan, a plan allowing for grants of cash or equity performance awards, the management development and compensation committee may delegate its authority to administer this plan to certain individuals, which delegation authority the committee has not utilized. With respect to the role of our executive officers in determining or recommending the amount or form of executive compensation, see the Compensation Discussion and Analysis section of this proxy statement. With respect to director compensation, our executive officers make recommendations on such compensation directly to our board of directors for its consideration without involving the management development and compensation committee. The current members of our management development and compensation committee are Norman S. Edelcup (chairman) and Thomas E. Barry. Our management development and compensation committee held one meeting in 2006.

Executive Committee. The principal responsibilities of the executive committee are to take such actions as are required to manage us, within the limits provided by Delaware statutes and the board of directors. The current members of the executive committee are Harold C. Simmons (chairman), Glenn R. Simmons and Steven L. Watson. The executive committee did not hold any meetings in 2006.

Non-Management and Independent Director Meetings. Pursuant to our corporate governance guidelines our non-management directors are entitled to meet on a regular basis throughout the year, and will meet at least once annually, without management participation. Our independent directors also meet at least once annually, without management participation. The chairman of our audit committee presides at all of these meetings.

Stockholder Proposals and Director Nominations for the 2008 Annual Meeting of Stockholders. Stockholders may submit proposals on matters appropriate for stockholder action at our annual stockholder meetings, consistent with rules adopted by the SEC. We must receive such proposals not later than December 28, 2007 to be considered for inclusion in the proxy statement and form of proxy card relating to our annual meeting of stockholders in 2008. Our bylaws require that the proposal must set forth a brief description of the proposal, the name and address of the proposing stockholder as they appear on our books, the number of shares of our common stock the stockholder holds and any material interest the stockholder has in the proposal.

The board of directors will consider the director nominee recommendations of our stockholders. Our bylaws require that a nomination set forth the name and address of the nominating stockholder, a representation that the stockholder will be a stockholder of record entitled to vote at the annual stockholder meeting and intends to appear in person or by proxy at the meeting to nominate the nominee, a description of all arrangements or understandings between the stockholder and the nominee (or other persons pursuant to which the nomination is to be made), such other information regarding the nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC and the consent of the nominee to serve as a director if elected.

The board of directors has no specific minimum qualifications for director candidates. The board of directors will consider a potential director nominee’s ability to satisfy the need, if any, for any required expertise on the board of directors or one of its committees. Historically, our management has recommended director nominees to the board of directors. Because under the NYSE listing standards we may be deemed to be a controlled company, the board of directors believes that additional policies or procedures with regard to the consideration of director candidates recommended by its stockholders are not appropriate.

For proposals or director nominations to be brought at the 2008 annual meeting of stockholders but not included in the proxy statement for such meeting, our bylaws require that the proposal or nomination must be delivered or mailed to our principal executive offices in most cases no later than March 13, 2008. Proposals and nominations should be addressed to our corporate secretary at Valhi, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.

Communications with Directors. Stockholders and other interested parties who wish to communicate with the board of directors or its non-management directors may do so through the following procedures. Such communications not involving complaints or concerns regarding accounting, internal accounting controls and auditing matters related to us may be sent to the attention of our corporate secretary at Valhi, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697. Provided that any such communication relates to our business or affairs and is within the function of our board of directors or its committees, and does not relate to insignificant or inappropriate matters, such communications, or summaries of such communications, will be forwarded to the chairman of our audit committee, who also serves as the presiding director of our non-management and independent director meetings.

Complaints or concerns regarding accounting, internal accounting controls and auditing matters, which may be made anonymously, should be sent to the attention of our general counsel with a copy to our chief financial officer at the same address as our corporate secretary. These complaints or concerns will be forwarded to the chairman of our audit committee. We will keep these complaints or concerns confidential and anonymous, to the extent feasible, subject to applicable law. Information contained in such a complaint or concern may be summarized, abstracted and aggregated for purposes of analysis and investigation.

Compensation Committee Interlocks and Insider Participation. As discussed above, for 2006 the management development and compensation committee was composed of Norman S. Edelcup and Thomas E. Barry. No member of the committee:

•	was an officer or employee of ours during 2006 or any prior year;

•	had any related party relationships with us that requires disclosure under applicable SEC rules; or

•	had any interlock relationships within the scope of the intent of applicable SEC rules.

Code of Business Conduct and Ethics. We have adopted a code of business conduct and ethics. The code applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller. Only the board of directors may amend the code. Only our audit committee or other committee of the board of directors with specific delegated authority may grant a waiver of this code. We will disclose amendments to or waivers of the code as required by law and the applicable rules of the NYSE.

Corporate Governance Guidelines. We have adopted corporate governance guidelines to assist the board of directors in exercising its responsibilities. Among other things, the corporate governance guidelines provide for director qualifications, for independence standards and responsibilities, for approval procedures for ISAs and that our audit committee chairman presides at all meetings of the non-management or independent directors.

Availability of Corporate Governance Documents. A copy of each of our audit committee charter, code of business conduct and ethics and corporate governance guidelines is available on our website at www.valhi.net under the corporate governance section. In addition, any person may obtain a copy of these three documents without charge, by sending a written request to the attention of our corporate secretary at Valhi, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

AND OTHER INFORMATION

Compensation Discussion and Analysis. All of our named executive officers are employees of Contran. We pay Contran fees to receive, among other things, the services of our named executive officers pursuant to certain ISAs between Contran and us or our privately held subsidiaries, which fees are approved by our independent directors after receiving the recommendation of our management development and compensation committee. Pursuant to certain other ISAs, each of our publicly held subsidiaries also pays a fee to Contran for, among other things, the services our named executive officers provide to those subsidiaries, which fees are approved by the independent directors of those subsidiaries. Additionally, these publicly held subsidiaries pay director fees in the form of cash and stock compensation to certain of our named executive officers who serve on their boards of directors. Other than these director fees, we do not pay any compensation directly to our named executive officers.

Intercorporate Services Agreements.  The charges under these ISAs reimburse Contran for its cost of employing the personnel who provide the services by allocating such cost to us based on the estimated time such personnel were expected to devote to us over the year. The amount of the fee we paid in 2006 under these ISAs for a person who provided services to us represents, in management’s view, the reasonable equivalent of “compensation” for such services. See the Intercorporate Services Agreements part of the Certain Relationships and Transactions section of this proxy statement for the aggregate amount we paid to Contran in 2006 under these ISAs. Under the various ISAs among Contran and its subsidiaries, we share the cost of the employment of our named executive officers with Contran and certain of its other publicly held subsidiaries. For each named executive officer, the portion of the annual charge we paid in 2006 to Contran under these ISAs attributable to the services of such executive officer is set forth in footnote 2 to the Summary Compensation table in this proxy statement. The amounts charged under these ISAs and the cash director fees are not dependent upon our financial performance.

We believe the cost of the services received under our ISAs with Contran, after considering the quality of the services received, is fair to us and is no less favorable to us than we could otherwise obtain from an unrelated third party for comparable services, based solely on our collective business judgment and experience without performing any independent market research.

In late 2005, Contran’s senior management, including our named executive officers, estimated the number of hours (out of a standard 2,080-hour year) that each Contran employee, including our named executive officers, was expected to devote in 2006 to Contran and its subsidiaries, including us. Contran’s senior management then allocated Contran’s cost of employing each of its employees among Contran and its various subsidiaries based on the ratio of the estimated hours of service devoted to each company and the total number of standard hours in the year. The cost of each officer’s services that is allocated for 2006 was the sum of the following:

•	the annualized base salary of such officer at the beginning of 2006;

•	the bonus Contran paid such officer (other than bonuses for specific matters) in 2005, which served as a reasonable approximation of the bonus that may be paid in 2006; and

•
a 21% overhead factor applied to the base salary for the cost of medical and life insurance benefits, social security and medicare taxes, unemployment taxes, disability insurance, defined benefit and defined contribution plan benefits, professional education and licensing and costs of providing an office, equipment and supplies related to the provision of such services.

Contran’s senior management then made such adjustments to the details of the proposed ISA charges as they deemed necessary for accuracy, overall reasonableness and fairness to each of these companies.

In the first quarter of 2006, the proposed 2006 charges under these ISAs were presented to the respective management development and compensation committees of CompX, Kronos Worldwide, NL, TIMET and us to determine whether the committee would recommend that its board of directors approve the applicable 2006 ISA charges. During such presentations, each committee was informed of:

•	the quality of the services Contran provides;

•
the $1.0 million charge to each publicly held company for the services of Harold C. Simmons for his service as chief executive officer, where applicable, or his consultation and advice to the chief executive officer regarding major strategic corporate matters;

•	the comparison of the ISA charge and number of full-time equivalent employees reflected in the charge by department for 2005 and proposed for 2006; and

•
the comparison of the 2005 and proposed 2006 charges by department and in total and such amounts as a percentage of Contran’s similarly calculated costs for its departments and in total for those years.

After such presentations and following further discussion and review, the management development and compensation committee of each of CompX, Kronos Worldwide, NL, TIMET and us recommended that their respective boards of directors approve the proposed 2006 ISA fee after concluding that:

•
the cost to employ the additional personnel necessary to provide the quality of the services provided by Contran would exceed the proposed 2006 aggregate fee to be charged by Contran under the applicable ISA; and

•	the cost for such services would be no less favorable than could otherwise be obtained from an unrelated third party for comparable services.

In reaching its recommendation, our management development and compensation committee did not review any 2006 ISA charges from Contran to any other publicly held sister or subsidiary company, which charges were separately reviewed by the management development and compensation committee of the applicable company.

Based on the recommendations of the committees, the independent directors of each of CompX, Kronos Worldwide, NL, TIMET and us approved the applicable proposed 2006 ISA charge effective January 1, 2006 with the other directors abstaining.

For financial reporting and income tax purposes, the ISA fees are expensed as incurred on a quarterly basis. Contran has implemented a limit of $1.0 million on any individual’s charge to a publicly held company in order to enhance the deductibility by the company of the charge for tax purposes under Section 162(m) of the Internal Revenue Code of 1986, if such section were somehow to be deemed applicable. Section 162(m) generally disallows a tax deduction to publicly held companies for non-performance based compensation over $1.0 million paid to the company’s chief executive officer and four other most highly compensated executive officers.

Equity-Based Compensation. Prior to 2004, we decided to forego the grant of any equity compensation to our employees. We also do not have any security ownership requirements or guidelines for our management or directors. We do not currently anticipate any equity-based compensation will be granted in 2007, other than annual grants of stock to our non-management directors. See the Director Compensation section in this proxy statement for a discussion of these annual grants. The dollar amount for option awards appearing in the Summary Compensation table below represents the net income we recognized for financial statement reporting purposes in 2006 for stock options to purchase common stock of our subsidiaries held by our named executive officers.

Compensation Committee Report. The management development and compensation committee has reviewed with management the Compensation Discussion and Analysis section in this proxy statement. Based on the committee’s review and the discussion with management, the committee recommended to the board of directors that the compensation discussion and analysis be included in this proxy statement.

The following individuals, in the capacities indicated, hereby submit the foregoing report.

Norman S. Edelcup Chairman of Our Management Development and Compensation Committee	Thomas E. Barry Member of Our Management Development and Compensation Committee

Summary of Cash and Certain Other Compensation of Executive Officers. The Summary Compensation table below provides information concerning compensation we and our subsidiaries paid or accrued for services rendered during 2006 by our chief executive officer, chief financial officer and each of the three other most highly compensated individuals (based on ISA charges to us and our subsidiaries) who were our executive officers at December 31, 2006. All of our named executive officers were employees of Contran for 2006 and provided their services to us and our subsidiaries pursuant to the ISAs. For a discussion of these ISAs, see the Intercorporate Services Agreements part of the Certain Relationships and Transactions section of this proxy statement. For 2006, we held a significant investment in TIMET and, accordingly, we have included in the table below the 2006 ISA charges and compensation paid by TIMET that is related to our named executive officers. However, on March 26, 2007, we paid a special dividend to our stockholders in the form of all of the TIMET common stock we and Tremont owned. After the special dividend, TIMET became a publicly held sister corporation of ours. See the Special Dividend of TIMET Common Stock part of the Certain Relationships and Transactions section of this proxy statement for further information on the special dividend.

2006 SUMMARY COMPENSATION TABLE (1)

Name and Principal Position	Year	Salary		Stock Awards		Option Awards		Total

Harold C. Simmons	2006	$5,070,000	(2)	$44,825	(3)	$(11,904)	(4)	$5,102,921
Chairman of the Board

Steven L. Watson	2006	2,279,600	(2)	60,325	(3)	(7,836)	(4)	2,332,089
President and Chief Executive Officer

William J. Lindquist	2006	1,683,500	(2)	-0-		-0-		1,683,500
Senior Vice President

Bobby D. O’Brien	2006	1,623,300	(2)					1,623,300
Vice President and Chief Financial Officer				-0-		-0-

Gregory M. Swalwell	2006	942,300	(2)	-0-		-0-		942,300
Vice President and Controller
——————————

(1)	Certain non-applicable columns have been omitted from this table.

(2)
The amounts shown in the 2006 Summary Compensation table as salary for each named executive officer represent the portion of the fees we and our subsidiaries paid to Contran pursuant to certain ISAs with respect to the services such officer rendered to us and our subsidiaries. The amount shown in the table as salary for each of Messrs. Simmons and Watson also includes director cash compensation paid to each of them by our subsidiaries. The components of salary shown in the 2006 Summary Compensation table for each of our named executive officers are as follows.

	2006

Harold C. Simmons
ISA Fees:
CompX	$1,000,000
Kronos Worldwide	1,000,000
NL	1,000,000
TIMET	1,000,000
Valhi	1,000,000
Director Fees Earned or Paid in Cash:
NL	24,000
Kronos Worldwide	23,000
TIMET	23,000
	$ 5,070,000

Steven L. Watson
ISA Fees:
CompX	$61,000
Kronos Worldwide	487,700	(a)
NL	280,500	(b)
TIMET	609,600
Valhi	743,800	(c)
Director Fees Earned or Paid in Cash:
CompX	23,000
Kronos Worldwide	23,000
NL	25,000
TIMET	26,000
	$ 2,279,600

William J. Lindquist
ISA Fees:
CompX	$48,100
Kronos Worldwide	577,200	(a)
NL	432,900
TIMET	192,400
Valhi	432,900	(c)
	$ 1,683,500

Bobby D. O’Brien
ISA Fees:
CompX	$69,400
Kronos Worldwide	92,500
NL	397,700	(b)
TIMET	402,300
Valhi	661,400	(c)
	$ 1,623,300

Gregory M. Swalwell
ISA Fees:
CompX	$50,800
Kronos Worldwide	228,600	(a)
NL	228,600
TIMET	177,800
Valhi	256,500	(c)
	$ 942,300

(a)	Includes amounts allocated to Kronos International, Inc., a wholly owned subsidiary of Kronos Worldwide, under the ISA between Contran and Kronos Worldwide.

(b)	Includes amounts allocated to EWI RE, Inc., a wholly owned subsidiary of NL, under the ISA between Contran and NL.

(c)	Includes amounts Contran charged pursuant to ISAs to Medite Corporation, Tall Pines, Tremont or WCS, each a privately held subsidiary of Valhi.

(3)
Stock awards to these named executive officers in 2006 consisted of shares of CompX, Kronos Worldwide, NL or TIMET common stock these companies granted to Messrs. Simmons and Watson for their services as directors. See the 2006 Grants of Plan-Based Awards table below for more details regarding these grants.

(4)
Represents the net income recognized for financial statement reporting purposes in 2006 related to stock options previously granted to Messrs. Simmons and Watson for serving as directors of CompX and NL as further described below.

Name of Stock Option Holder and Common Stock Underlying Stock Options	Expense or Income Recognized in 2006 for Financial Statement Reporting Purposes

Harold C. Simmons
NL common stock	$(11,904)	(a)

Steven L. Watson
NL common stock	$(11,904)	(a)
CompX class A common stock	4,068	(b)
	$(7,836)

(a)
Represents the compensation income NL recognized in 2006 for financial statement reporting purposes for the options to purchase our common stock held by Messrs. Simmons and Watson. NL accounts for these options to purchase NL common stock using the liability method of FAS 123R, under which NL re-measures the fair value of all outstanding NL stock options at each balance sheet date until the options are exercised or otherwise settled.  NL uses the closing market price of NL common stock at each balance sheet date to determine the fair value, which fair value cannot be less than zero. For financial statement reporting purposes, NL recognizes compensation expense or income, as applicable, to reflect increases or decreases in the aggregate fair value of all outstanding NL stock options.  The aggregate fair value of the outstanding NL stock options decreased during 2006, principally because the December 31, 2006 closing market price of NL common stock was lower as compared to December 31, 2005.  As a result, NL recognized compensation income in 2006 related to the NL stock options held by Messrs. Simmons and Watson.  To the extent NL recognizes compensation income for financial reporting purposes related to these NL stock options, such as NL did in 2006, we report in this table the corresponding reduction in compensation expense with respect to the change in NL stock option values.

(b)
Represents the compensation expense CompX recognized in 2006 for financial statement reporting purposes for the options to purchase CompX class A common stock held by Mr. Watson. CompX determines this expense by applying FAS 123R to determine the amount recognized for financial statement reporting purposes (disregarding any estimate of forfeitures related to service based vesting conditions) and calculated using the Black-Scholes stock option valuation model with the following weighted average assumptions:

•	a stock price volatility of 37% to 45%;
•	risk-free rates of return of 5.1% to 6.9%;
•	dividend yields of nil to 5.0%; and
•	an expected term of ten years.

2006 Grants of Plan-Based Awards. The following table sets forth details of the stock awards certain of our subsidiaries granted to certain of our named executive officers in 2006 for their services as directors. No other named executive officer received any plan-based awards from us or our subsidiaries in 2006.

2006 GRANTS OF PLAN-BASED AWARDS (1)

Name	Grant Date	Date of Approval (2)	All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value of Stock and Option Awards (2)

Harold C. Simmons
Kronos Worldwide common stock (3)	May 24, 2006	January 1, 2004	500	$ 14,995
NL common stock (4)	May 24, 2006	May 20, 2003	1,000	11,990
TIMET common stock (5)	May 23, 2006	May 20, 2003	500	17,840
				$ 44,825

Steven L. Watson
CompX common stock (6)	May 16, 2006	May 19, 2003	1,000	$ 15,500
Kronos Worldwide common stock (3)	May 24, 2006	January 1, 2004	500	14,995
NL common stock (4)	May 24, 2006	May 20, 2003	1,000	11,990
TIMET common stock (5)	May 23, 2006	May 20, 2003	500	17,840
				$ 60,325

(1)	Certain non-applicable columns have been omitted from this table.

(2)
As preapproved by the respective management development and compensation committees of each of CompX, Kronos Worldwide and NL and, with respect to TIMET, by the ineligible director at the time pursuant to TIMET’s Amended and Restated 1996 Non-Employee Director Compensation Plan, on the day of each issuer’s annual stockholder meeting, each director elected on that day receives a grant of shares of such issuer’s common stock as determined by the following formula based on the closing price of a share of the common stock on the date of such meeting.

Range of Closing Price Per Share on the Date of Grant	Shares of Common Stock to Be Granted

Under $5.00	2,000
$5.00 to $9.99	1,500
$10.00 to $20.00	1,000
Over $20.00	500

These shares are fully vested and tradable immediately on their date of grant, other than restrictions under applicable securities laws. For the purposes of this table and financial statement reporting, these stock awards were valued at the closing price per share of such shares on their dates of grant, which closing prices were:

Common Stock	Date of Grant	Closing Price on Date of Grant

CompX class A common stock	May 16, 2006	$15.50
Kronos Worldwide common stock	May 24, 2006	$29.99
NL common stock	May 24, 2006	$11.99
TIMET common stock	May 23, 2006	$35.68

(3)	Granted by Kronos Worldwide pursuant to its 2003 Long-Term Incentive Plan.

(4)	Granted by NL pursuant to its 1998 Long-Term Incentive Plan.

(5)	Granted by TIMET pursuant to its Amended and Restated 1996 Non-Employee Director Compensation Plan.

(6)	Granted by CompX pursuant to its 1997 Long-Term Incentive Plan.

Outstanding Equity Awards at December 31, 2006. The following table provides information with respect to the outstanding stock options to purchase shares of our common stock or common stock of our subsidiaries and held by our named executive officers as of December 31, 2006.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006 (1)

	Option Awards
Name	Number of Shares Underlying Unexercised Options at December 31, 2006 (#)		Option Exercise Price	Option Expiration Date
	Exercisable	Unexercisable

Harold C. Simmons
NL Stock Options (2)	2,000	-0-	$5.1850	02/01/07

Steven L. Watson
CompX Stock Options (3)	10,000	-0-	20.0000	03/05/08
CompX Stock Options (3)	2,000	-0-	19.2500	05/11/10
CompX Stock Options (3)	2,000	-0-	12.1500	05/10/11
CompX Stock Options (3)	1,600	400	14.3000	05/14/12

NL Stock Options (2)	2,000	-0-	5.1850	02/01/07

TIMET Stock Options (4)	20,000	-0-	0.9844	05/17/10
TIMET Stock Options (4)	20,000	-0-	3.5525	05/22/11
TIMET Stock Options (4)	20,000	-0-	0.9650	05/07/12

Valhi Stock Options (3)	50,000	-0-	9.5000	03/05/08

William J. Lindquist
Valhi Stock Options (3)	50,000	-0-	9.5000	03/05/08
Valhi Stock Options (3)	30,000	-0-	12.0000	05/04/09

CompX Stock Options (3)	10,000	-0-	20.0000	03/05/08

Bobby D. O’Brien
Valhi Stock Options (3)	50,000	-0-	9.5000	03/05/08
Valhi Stock Options (3)	30,000	-0-	12.0000	05/04/09

CompX Stock Options (3)	10,000	-0-	20.0000	03/05/08

Gregory M. Swalwell
Valhi Stock Options (3)	25,000	-0-	9.5000	03/05/08
Valhi Stock Options (3)	30,000	-0-	12.0000	05/04/09
Valhi Stock Options (3)	25,000	-0-	11.0000	05/11/10

CompX Stock Options (3)	5,000	-0-	20.0000	03/05/08

——————————

(1)	Certain non-applicable columns have been omitted from this table.

(2)	These stock options vested in full on February 1, 2003.

(3)
These stock options vested or will vest at a rate of 20% on each of the first five anniversary dates of the date of grant of the stock option, which date of grant was the tenth anniversary prior to the expiration date of the stock option.

(4)	These stock options vested in full on the first anniversary date of the date of grant the stock option, which date of grant was the tenth anniversary prior to the expiration date of the stock option.

Option Exercises and Stock Vested. During 2006, no named executive officer exercised any stock options or had any stock awards vest. For stock awards granted in 2006 that had no vesting restrictions, see the 2006 Grants of Plan-Based Awards table above.

Pension Benefits. We do not have any pension plans in which our named executive officers participate.

Nonqualified Deferred Compensation. We do not owe any nonqualified deferred compensation to our named executive officers.

Director Compensation. Our non-management directors are entitled to receive compensation for their services as directors. Directors who received such compensation in 2006 were Thomas E. Barry, Norman S. Edelcup, W. Hayden McIlroy and J. Walter Tucker, Jr.

Our non-management directors receive an annual retainer of $20,000, paid in quarterly installments, plus a fee of $1,000 per day for attendance at meetings and at a daily rate ($125 per hour) for other services rendered on behalf of our board of directors or its committees. For the first six months of 2006, the chairman of our audit committee and any member of our audit committee whom the board identified as an “audit committee financial expert” for purposes of the annual proxy statement received an annual retainer of $10,000, paid in quarterly installments (provided that if one person served in both capacities only one such retainer was paid), and other members of our audit committee received an annual retainer of $5,000, paid in quarterly installments. Effective July 1, 2006, our board of directors increased the annual retainer paid to our audit committee members. For the last six months of 2006, the chairman of our audit committee and any member of our audit committee whom the board identified as an “audit committee financial expert” for purposes of the annual proxy statement received an annual retainer of $20,000, paid in quarterly installments (provided that if one person served in both capacities only one such retainer was paid), and other members of our audit committee received an annual retainer of $10,000, paid in quarterly installments. If a non-management director dies while serving on our board of directors, his designated beneficiary or estate will be entitled to receive a death benefit equal to the annual retainer then in effect. We reimburse our non-management directors for reasonable expenses incurred in attending meetings and in the performance of other services rendered on behalf of our board of directors or its committees.

As discussed in footnote 2 to the 2006 Grants of Plan-Based Awards table, on the day of each annual stockholder meeting, each of our non-management directors elected on that date receives a grant of shares of our common stock as determined by the closing price of a share of our common stock on the date of such meeting. The following table provides information with respect to compensation our non-management directors earned or received for their 2006 director services provided to us.

2006 DIRECTOR COMPENSATION (1)

Name	Fees Earned or Paid in Cash (2)	Stock Awards (3)	Total

Thomas E. Barry (4)	$37,500	$12,260	$49,760
Norman S. Edelcup (4)(5)	45,000	12,260	57,260
W. Hayden McIlroy (4)	35,500	12,260	47,760
J. Walter Tucker, Jr. (4)	28,000	12,260	40,260

——————————

(1)
Certain non-applicable columns have been omitted from this table. For compensation certain of our named executive officers earned or received for serving as directors of our subsidiaries, see the 2006 Summary Compensation table.

(2)	Represents retainers and meeting fees the director received or earned for director services he provided to us in 2006.

(3)
Represents the value of 500 shares of our common stock we granted to each of these directors. For the purposes of this table and financial statement reporting, these stock awards were valued at the closing price per share of such shares on their date of grant, which closing price and date of grant were $24.52 and May 25, 2006, respectively.

(4)
Prior to 2004, we granted stock options to purchase shares of our common stock on an annual basis to each non-management director for his services as a Valhi director. As of December 31, 2006, each of these directors held the following stock options to purchase shares of our common stock, which shares were fully vested:

Name	Number of Shares Underlying Unexercised Options at December 31, 2006

Thomas E. Barry	6,000
Norman S. Edelcup	6,000
J. Walter Tucker, Jr.	9,000

(5)	Mr. Edelcup also receives compensation from CompX for his services as a director of CompX. For 2006, Mr. Edelcup earned or received the following for his 2006 CompX director services:

Name	Fees Earned or Paid in Cash (a)	Stock Awards (b)	Total

Norman S. Edelcup	$23,000	$15,500	$38,500
—————————

(a)	Represents retainers and meeting fees Mr. Edelcup received or earned for his 2006 CompX director services.

(b)
Represents the value of 1,000 shares of CompX class A common stock CompX granted to Mr. Edelcup. For the purposes of this table and financial statement reporting, this stock award was valued at the closing price per share of such shares on their date of grant, which closing price and date of grant were $15.50 and May 16, 2006, respectively.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership with the SEC, the NYSE and us. Based solely on the review of the copies of such forms and representations by certain reporting persons, we believe that for 2006 our executive officers, directors and 10% stockholders complied with all applicable filing requirements under section 16(a).

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Related Party Transaction Policy . As set forth in our code of business conduct and ethics, from time to time, we engage in transactions with affiliated companies. In addition, certain of our executive officers and directors serve as executive officers and directors of affiliated companies. With respect to transactions between or involving us and one or more of our affiliates, it is not a violation of the code if the transaction, in our opinion, is no less favorable to us than could be obtained from unrelated parties, or the transaction, in the absence of stockholder ratification or approval by independent directors, is fair to all companies involved. Furthermore, the code provides that:

•	directors and officers owe a duty to us to advance our legitimate interests when the opportunity to do so arises; and

•
they are prohibited from (a) taking for themselves personally opportunities that properly belong to us or are discovered through the use of our property, information or position; (b) using corporate property, information or position for improper personal gain; and (c) competing with our interests.

Our executive officers are responsible for applying this policy to related parties. No specific procedures are in place, however, that govern the treatment of transactions among us and our related entities, although we and such entities may implement specific procedures as appropriate for particular transactions. Provided, in our judgment, the standard set forth in the code of business conduct and ethics is satisfied, we believe, given the number of companies affiliated with Contran, that related party transactions with our affiliates, in many instances (such as achieving economies of scale), are in our best interest. In certain instances, our executive officers may seek the approval or ratification of such transactions by our independent directors, but there is no quantified threshold for seeking this approval.

Relationships with Related Parties.  As set forth under the Security Ownership section of this proxy statement, Harold C. Simmons, through Contran, may be deemed to control us. We and other entities that may be deemed to be controlled by or related to Mr. Simmons sometimes engage in the following:

•
intercorporate transactions, such as guarantees, management and expense sharing arrangements, shared fee arrangements, tax sharing agreements, joint ventures, partnerships, loans, options, advances of funds on open account and sales, leases and exchanges of assets, including securities issued by both related and unrelated parties; and

•
common investment and acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases and purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions have involved both related and unrelated parties and have included transactions that resulted in the acquisition by one related party of an equity interest in another related party.

We periodically consider, review and evaluate and understand that Contran and related entities periodically consider, review and evaluate such transactions. Depending upon the business, tax and other objectives then relevant and restrictions under indentures and other agreements, it is possible that we might be a party to one or more of such transactions in the future. In connection with these activities, we may consider issuing additional equity securities or incurring additional indebtedness. Our acquisition activities have in the past and may in the future include participation in acquisition or restructuring activities conducted by other companies that may be deemed to be related to Harold C. Simmons.

Certain directors or executive officers of Contran, CompX, Keystone, Kronos Worldwide, NL or TIMET also serve as our directors or executive officers. Such relationships may lead to possible conflicts of interest. These possible conflicts of interest may arise under circumstances in which such companies may have adverse interests. In such an event, we implement such procedures as appropriate for the particular transaction.

Intercorporate Services Agreements.  As discussed elsewhere in this proxy statement, we and certain related companies have entered into ISAs. Under the ISAs, employees of one company provide certain services, including executive officer services, to the other company on a fixed fee basis. The services rendered under the ISAs may include executive, management, financial, internal audit, accounting, tax, legal, insurance, risk management, treasury, aviation, human resources, technical, consulting, administrative, office, occupancy and other services as required from time to time in the ordinary course of the recipient’s business. The fees paid pursuant to the ISAs are generally based upon an estimate of the time devoted by employees of the provider of the services to the business of the recipient and the employer’s cost related to such employees, which includes the employees’ cash compensation and an overhead component that takes into account other employment related costs. Each of the ISAs renews on a quarterly basis, generally subject to the termination by either party pursuant to a written notice delivered 30 days prior to the start of the next quarter. Because of the number of companies related to Contran and us, we believe we benefit from cost savings and economies of scale gained by not having certain management, financial, legal, tax and administrative staffs duplicated at each company, thus allowing certain individuals to provide services to multiple companies. With respect to a publicly held company that is a party to an ISA, the ISA and the related aggregate annual charge are approved by the independent directors of the company after receiving a recommendation from the company’s management development and compensation committee. See the Intercorporate Services Agreements part of the Compensation Discussion and Analysis section in this proxy statement for a more detailed discussion on the procedures and considerations taken in approving the aggregate 2006 ISA fees charged by Contran to us or our subsidiaries.

The following table sets forth the fees paid by us and our subsidiaries to Contran in 2006 and the amount anticipated to be paid to Contran in 2007 for services Contran provided us or our subsidiaries under the various ISAs.

Recipient of Services from Contran under an ISA	Fees Paid to Contran under the ISA in 2006		Fees Expected to be Paid to Contran under the ISA in 2007
	(In millions)

Valhi, Inc.	$3.917		$4.066
Amalgamated Research, Inc.	0.030		0.033
Amcorp, Inc.	0.003		0.003
Medite Corporation	0.283		0.280
Tall Pines Insurance Company	0.070		0.066
Tremont LLC	0.852		0.777
Waste Control Specialists LLC	1.507		1.451
Total for Valhi and its privately held subsidiaries	$6.662		$6.676

CompX International Inc.	2.733	(1)	2.879	(1)
Kronos Worldwide, Inc.	6.332	(2)	6.516	(2)
NL Industries, Inc.	4.800	(2)	4.877	(2)
Titanium Metals Corporation	3.169	(2)	7.446	(2)
Total	$23.696		$28.394
——————————
(1)	In addition to the reported ISA charges, CompX also pays Messrs. Glenn Simmons and Watson for their services as directors of CompX.

(2)	In addition to the reported ISA charges, Kronos Worldwide, NL and TIMET also pay Messrs. Glenn and Harold Simmons and Watson for their services as directors.

Insurance Matters. We and Contran participate in a combined risk management program. Pursuant to the program, Contran and certain of its subsidiaries and related entities, including us and certain of our subsidiaries and related entities, purchase certain insurance policies as a group, with the costs of the jointly owned policies being apportioned among the participating companies. Tall Pines and EWI RE, Inc. provide for or broker these insurance policies. Tall Pines is a captive insurance company wholly owned by us, and EWI is a reinsurance brokerage and risk management company wholly owned by NL. Consistent with insurance industry practices, Tall Pines and EWI receive commissions from insurance and reinsurance underwriters for the policies that they provide or broker.

With respect to certain of such jointly owned insurance policies, it is possible that unusually large losses incurred by one or more insureds during a given policy period could leave the other participating companies without adequate coverage under that policy for the balance of the policy period. As a result, Contran and certain of its subsidiaries or related companies, including us, have entered into a loss sharing agreement under which any uninsured loss is shared by those companies who have submitted claims under the relevant policy. We believe the benefits in the form of reduced premiums and broader coverage associated with the group coverage for such policies justify the risks associated with the potential for any uninsured loss.

During 2006, Contran and Keystone paid premiums of approximately $4.1 million for insurance policies Tall Pines provided or EWI brokered. These amounts principally included payments for reinsurance and insurance premiums paid to unrelated third parties, but also included commissions paid to Tall Pines and EWI. Tall Pines purchases reinsurance for substantially all of the risks it underwrites. In our opinion, the amounts that Contran and Keystone paid for these insurance policies and the allocation among us and our related entities of these insurance premiums are reasonable and are less than the costs we would incur if such policies were obtained or brokered through third parties. We expect that these relationships with Contran and Keystone will continue in 2007. Because we believe there is no conflict of interest regarding our participation in the combined risk management program, our audit committee received a report regarding this program but our independent directors were not asked to approve it.

Tax Matters. We and our qualifying subsidiaries are members of the consolidated U.S. federal tax return of which Contran is the parent company, which we refer to as the “Contran Tax Group.” As a member of the Contran Tax Group and pursuant to certain tax sharing agreements or policies, each of the members and its qualifying subsidiaries compute provisions for U.S. income taxes on a separate company basis using tax elections made by Contran. Pursuant to the tax sharing agreements or policies and using tax elections made by Contran, each of the parties makes payments or receives payments in amounts it would have paid to or received from the U.S. Internal Revenue Service had it not been a member of the Contran Tax Group but instead had been a separate taxpayer. Refunds are generally limited to amounts previously paid under the respective tax sharing agreement or policy. We and our qualifying subsidiaries are also a part of consolidated tax returns filed by Contran in certain U.S. state jurisdictions. The terms of the applicable tax sharing agreements or policies also apply to state payments to these jurisdictions.

Under applicable law, we, as well as every other member of the Contran Tax Group, are each jointly and severally liable for the aggregate federal income tax liability of Contran and the other companies included in the group for all periods in which we are included in the group. Contran’s policy, however, is to indemnify us for any liability for income taxes of the Contran Tax Group in excess of our tax liability previously computed and paid by us in accordance with the tax allocation policy.

Under certain circumstances, tax regulations could require Contran to treat items differently than we would have treated them on a stand alone basis. In such instances, accounting principles generally accepted in the United States of America require us to conform to Contran’s tax elections. In 2006, pursuant to our tax sharing policy with Contran, we paid Contran net cash payments of approximately $1.2 million. Because the calculation of amounts payable to Contran by us is determined pursuant to the applicable tax law in accordance with such policy and the tax sharing agreement, our independent directors were not asked to approve these payments to Contran.

Purchases of Our Common Stock from Related Parties. On November 1, 2006, we purchased 1.0 million shares of our common stock at a discount to the current market price of the common stock from VHC, one or our parent corporations, for $23.50 per share or an aggregate purchase price of $23.5 million. Valhi purchased these shares under the following repurchase programs:

•
a 5.0 million share program that our board of directors unanimously approved on March 31, 2005 that at the close of business on October 31, 2006 had 619,400 shares of common stock eligible for purchase under the program; and

•	a 5.0 million share program that our board of directors unanimously approved on November 1, 2006.

We paid for the stock repurchase with our available cash on hand. Our independent directors approved the stock repurchase from VHC on November 1, 2006.

Special Dividend of TIMET Common Stock. On March 26, 2007, we paid a special dividend to our stockholders in the form of shares of TIMET common stock we owned. As a result of this special dividend declaration:

•
we distributed to our stockholders approximately 56.8 million shares of TIMET common stock having an aggregate value based on the closing price of a share of TIMET common stock on March 26, 2007 of $2.1 billion and representing approximately 35.1% of the outstanding TIMET common stock; and

•
our common stockholders received approximately 0.4776 of a share of TIMET common stock for each share of the our common stock that they owned at the close of business on March 12, 2007 (the record date for the special dividend) and cash in lieu of any resulting fractional share of TIMET common stock.

Immediately after the payment of the special dividend, Contran and its subsidiaries and related parties continued to own approximately 51.9% of the outstanding TIMET common stock compared to the approximately 53.8% of the outstanding TIMET common stock held by Contran and its subsidiaries and related parties (including us) prior to the special dividend, in each case assuming the full conversion of any TIMET series A preferred stock held by such entities or parties.

As discussed above, we are a member of the Contran Tax Group. Upon the payment of the special dividend and pursuant to the tax policy between us and Contran, we incurred a tax obligation to Contran. The amount of the obligation was a function of the difference between the aggregate value of the TIMET common stock shares distributed based on the closing market price of the distributed shares of TIMET common stock on the date of distribution ($36.90 per share) less the our aggregate tax basis in such shares. This obligation was approximately $667.3 million. In order to discharge this obligation to Contran, we and Contran entered into a stock purchase agreement dated March 26, 2007 whereby, among other things:

•
we agreed to issue 5,000 shares of a newly established Valhi 6% series A preferred stock, having an aggregate liquidation preference equal to the tax obligation created by the special dividend and such other terms as set forth in the agreement; and

•
Contran agreed to indemnify us against all damages we incur resulting from the tax obligation, subject to certain limitations related to any adjustment to our aggregate tax basis in or the value of the shares distributed.

Pursuant to the stock purchase agreement and on the same day as the payment of the special dividend, we formally establish the terms of the preferred stock and issued the 5,000 shares of Valhi 6% series A preferred stock to Contran.

Subsequently, we and Contran entered into a consent agreement effective March 29, 2007 whereby Contran consented to the removal of any cumulative dividend rights of holders of the Valhi 6% series A preferred stock and waived any rights to any cumulative dividend on the preferred stock. Pursuant to the consent agreement, we amended the designations, rights and preferences of the Valhi 6% series A preferred stock. After the amendment, a holder of the Valhi 6% series A preferred stock:

•
is entitled upon any liquidation, dissolution or winding up of the affairs of the registrant to be paid a liquidation preference of $133,466.75 per share of the Valhi 6% series A preferred stock, plus an amount equal to any declared and unpaid dividends (and only to the extent declared and unpaid) for the full or partial dividend period in which the liquidation, dissolution or winding up occurs, before any distribution of assets is made to holders of our common stock;

•
is entitled to receive, only when and as authorized and declared by the our board of directors, cash dividends at the annual rate of 6% of the per share liquidation preference of the Valhi 6% series A preferred stock, which dividends shall be payable quarterly in arrears and shall not accrue or accumulate under any circumstances;

•	is not entitled to a preferential dividend right that is senior to our common stock;

•	does not have, except in limited circumstances, any voting rights; and

•	has no redemption or conversion rights or maturity date or protections provided by a sinking fund.

Our board of directors unanimously approved the stock purchase agreement between us and Contran and the terms of the Valhi 6% series A preferred stock.

Simmons Family Matters. In addition to the services he provides under the ISAs with us and our subsidiaries as discussed under the Intercorporate Services Agreements section above, certain family members of Harold C. Simmons also provide services to us pursuant to these ISAs. In 2006, Glenn R. Simmons (a brother of Harold C. Simmons), James C. Epstein (a son-in-law of Harold C. Simmons) and L. Andrew Fleck (a step-son of Harold C. Simmons) provided certain executive, risk management and property management services, respectively, to us pursuant to these ISAs. The portion of the fees we and our subsidiaries paid to Contran in 2006 pursuant to these ISAs for the services of each of Messrs. Glenn Simmons, Epstein and Fleck was $386,300, $150,300 and $130,300, respectively. See the Intercorporate Services Agreements section above for a more detailed discussion on the procedures and considerations taken by our independent directors in approving the aggregate 2006 ISA fee Contran charged us. Mr. Glenn Simmons also received aggregate compensation of $157,325 in cash and stock from CompX, Kronos Worldwide, NL and TIMET for his services as a director for 2006 and is expected to continue to receive similar compensation for 2007 for such services.

AUDIT COMMITTEE REPORT

Our audit committee of the board of directors is comprised of three directors and operates under a written charter adopted by the board of directors. All members of our audit committee meet the independence standards established by the board of directors and the NYSE and promulgated by the SEC under the Sarbanes-Oxley Act of 2002. The audit committee charter is available on our website at www.valhi.net under the corporate governance section.

Our management is responsible for, among other things, preparing its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, or “GAAP,” establishing and maintaining internal control over financial reporting (as defined in Securities Exchange Act Rule 13a-15(f)) and evaluating the effectiveness of such internal control over financial reporting. Our independent registered public accounting firm is responsible for auditing our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for expressing an opinion on the conformity of the financial statements with GAAP. Our independent registered public accounting firm is also responsible for auditing our internal control over financial reporting in accordance with such standards and for expressing an opinion on (i) management’s assessment of the effectiveness of its internal control over financial reporting and (ii) the effectiveness of its internal control over financial reporting. Our audit committee assists the board of directors in fulfilling its responsibility to oversee management’s implementation of our financial reporting process. In its oversight role, our audit committee reviewed and discussed the audited financial statements with management and with PwC, our independent registered public accounting firm for 2006. Our audit committee also reviewed and discussed internal control over financial reporting with management and with PwC.

Our audit committee met with PwC and discussed any issues deemed significant by our independent registered public accounting firm, including the required matters to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committee, as amended. PwC has provided to our audit committee written disclosures and the letter required by Independence Standards Board No. 1, Independence Discussions with Audit Committees, and our audit committee discussed with PwC that firm’s independence. Our audit committee also concluded that PwC’s provision of non-audit services to us and our related entities is compatible with PwC’s independence.

Based upon the foregoing considerations, our audit committee recommended to the board of directors that our audited financial statements be included in our 2006 Annual Report on Form 10-K for filing with the SEC.

Members of our audit committee of the board of directors respectfully submit the foregoing report.

Norman S. Edelcup Chairman of Our Audit Committee	Thomas E. Barry Member of Our Audit Committee	W. Hayden McIlroy Member of Our Audit Committee

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM MATTERS

Independent Registered Public Accounting Firm.  PwC served as our independent registered public accounting firm for the year ended December 31, 2006. Our audit committee has appointed PwC to review our quarterly unaudited consolidated financial statements to be included in our Quarterly Reports on Form 10-Q for the first three quarters of 2007. We expect PwC will be considered for appointment to audit our annual consolidated financial statements and internal control over financial reporting for the year ending December 31, 2007. Representatives of PwC are not expected to attend the annual meeting.

Fees Paid to PricewaterhouseCoopers LLP.  The following table shows the aggregate fees that PwC has billed or is expected to bill to us, NL, Kronos Worldwide, CompX or TIMET for services rendered for 2005 and 2006 that our audit committee authorized for us and our privately held subsidiaries and the NL, Kronos Worldwide, CompX or TIMET audit committees each separately authorized for its corporation and such corporation’s privately held subsidiaries. Additional fees for 2006 may subsequently be authorized and paid to PwC, in which case the amounts disclosed below for fees paid to PwC for 2006 would be adjusted to reflect such additional payments in our proxy statement relating to next year’s annual stockholder meeting. In this regard, the fees shown below for 2005 have been adjusted from amounts disclosed in our proxy statement for last year’s annual stockholder meeting.

Entity (1)	Audit Fees (2)	Audit Related Fees (3)	Tax Fees (4)	All Other Fees	Total

Valhi and Subsidiaries
2005	$830,000	$22,500	$-0-	$-0-	$852,500
2006	$378,000	$-0-	$-0-	$-0-	$378,000

NL and Subsidiaries
2005	598,100	49,200	-0-	-0-	647,300
2006	317,000	-0-	-0-	-0-	317,000

Kronos Worldwide and Subsidiaries
2005	2,010,100	19,000	24,100	-0-	2,053,200
2006	1,869,000	5,000	18,000	-0-	1,892,000

CompX and Subsidiaries
2005	738,900	9,600	14,600	-0-	763,100
2006	707,000	6,000	14,600	-0-	727,600

TIMET and Subsidiaries (5)
2005	2,805,100	24,200	8,000	-0-	2,837,300
2006	2,666,400	25,400	47,400	-0-	2,739,200

Total
2005	$6,982,200	$124,500	$46,700	$-0-	$7,153,400
2006	$5,937,400	$36,400	$80,000	$-0-	$6,053,800
——————————
(1)	Fees are reported without duplication.

(2)	Fees for the following services:

(a)	audits of consolidated year-end financial statements for each year and audit of internal control over financial reporting;
(b)	reviews of the unaudited quarterly financial statements appearing in Forms 10-Q for each of the first three quarters of each year;
(c)	consents and/or assistance with registration statements filed with the SEC;
(d)	normally provided statutory or regulatory filings or engagements for each year; and
(e)	the estimated out-of-pocket costs PwC incurred in providing all of such services, for which PwC is reimbursed.

(3)
Fees for assurance and related services reasonably related to the audit or review of financial statements for each year. These services included employee benefit plan audits, accounting consultations and attest services concerning financial accounting and reporting standards and advice concerning internal controls.

(4)	Permitted fees for tax compliance, tax advice and tax planning services.

(5)	In 2006, we accounted for our interest in TIMET by the equity method.

Preapproval Policies and Procedures.  For the purpose of maintaining the independence of our independent registered public accounting firm, our audit committee has adopted policies and procedures for the preapproval of audit and permitted non-audit services the firm provides to us or any of our subsidiaries other than our publicly held subsidiaries and their respective subsidiaries. We may not engage the firm to render any audit or permitted non-audit service unless the service is approved in advance by our audit committee pursuant to the committee’s amended and restated preapproval policies and procedures that the committee approved on February 24, 2005. Pursuant to the policy:

•
the committee must specifically preapprove, among other things, the engagement of our independent registered public accounting firm for audits and quarterly reviews of our financial statements, services associated with certain regulatory filings, including the filing of registration statements with the SEC, and services associated with potential business acquisitions and dispositions involving us; and

•
for certain categories of permitted non-audit services of our independent registered public accounting firm, the committee may preapprove limits on the aggregate fees in any calendar year without specific approval of the service.

These permitted non-audit services include:

•	audit services, such as certain consultations regarding accounting treatments or interpretations and assistance in responding to certain SEC comment letters;

•	audit-related services, such as certain other consultations regarding accounting treatments or interpretations, employee benefit plan audits, due diligence and control reviews;

•	tax services, such as tax compliance and consulting, transfer pricing, customs and duties and expatriate tax services; and

•	other permitted non-audit services, such as assistance with corporate governance matters and filing documents in foreign jurisdictions not involving the practice of law.

Pursuant to the policy, our audit committee has delegated preapproval authority to the chairman of the committee or his designee to approve any fees in excess of the annual preapproved limits for these categories of permitted non-audit services provided by our independent registered public accounting firm. The chairman must report any action taken pursuant to this delegated authority at the next meeting of the committee.

For 2006, our audit committee preapproved all PwC’s services provided to us or any of our subsidiaries, other than our publicly held subsidiaries and their subsidiaries, in compliance with the amended and restated preapproval policies and procedures without the use of the SEC’s de minimis exception to such preapproval requirement.

OTHER MATTERS

The board of directors knows of no other business that will be presented for consideration at the meeting. If any other matters properly come before the meeting, the persons designated as agents in the enclosed proxy card or voting instruction form will vote on such matters in accordance with their reasonable judgment.

2006 ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 is included as part of the annual report mailed to our stockholders with this proxy statement and may also be accessed on our website at www.valhi.net.

ADDITIONAL COPIES

Pursuant to an SEC rule concerning the delivery of annual reports and proxy statements, a single set of these documents may be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding. Certain beneficial stockholders who share a single address may have received a notice that only one annual report and proxy statement would be sent to that address unless a stockholder at that address gave contrary instructions. If, at any time, a stockholder who holds shares through a broker no longer wishes to participate in householding and would prefer to receive a separate proxy statement and related materials, or if such stockholder currently receives multiple copies of the proxy statement and related materials at his or her address and would like to request householding of our communications, the stockholder should notify his or her broker. Additionally, we will promptly deliver a separate copy of our 2006 annual report or this proxy statement to any stockholder at a shared address to which a single copy of such documents was delivered, upon the written or oral request of the stockholder.

To obtain copies of our 2006 annual report or this proxy statement without charge, please mail your request to the attention of A. Andrew R. Louis, corporate secretary, at Valhi, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697, or call him at 972.233.1700.

Valhi, Inc.

Dallas, Texas
April 27, 2007

Valhi, Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240-2697

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENLVEOPE.

Proxy - Valhi, Inc.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF VALHI, INC.
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 31, 2007

The undersigned hereby appoints Steven L. Watson, Robert D. Graham and A. Andrew R. Louis, and each of them, proxy and attorney-in-fact for the undersigned, with full power of substitution, to vote on behalf of the undersigned at the 2007 Annual Meeting of Stockholders (the “Meeting”) of Valhi, Inc., a Delaware corporation (“Valhi”), to be held at Valhi’s corporate offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas on Thursday, May 31, 2007, at 10:00 a.m. (local time), and at any adjournment or postponement of the Meeting, all of the shares of common stock, par value $0.01 per share, of Valhi standing in the name of the undersigned or that the undersigned may be entitled to vote on the proposals set forth, and in the manner directed, on this proxy card.

THIS PROXY MAY BE REVOKED AS SET FORTH IN THE PROXY STATEMENT THAT ACCOMPANIED THIS PROXY CARD.

The proxies, if this card is properly executed, will vote in the manner directed on this card. If no direction is made, the proxies will vote “FOR” all nominees named on the reverse side of this card for election as directors and, to the extent allowed by applicable law, in the discretion of the proxies as to all other matters that may properly come before the Meeting and any adjournment or postponement thereof.

PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

SEE REVERSE SIDE.

Valhi, Inc.

Using a black ink pen, mark your votes with an X as shown in ☒ this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENLVEOPE.

A Proposals - The Board of Directors recommends a vote FOR all the nominees listed.
1.	Election of Directors:
For  Withhold  For  Withhold  For Withhold
01 - Thomas E. Barry	☐	☐	02 - Norman S. Edelcup	☐	☐	03 - W. Hayden McIlroy	☐	☐
04 - Glenn R. Simmons	☐	☐	05 - Harold C. Simmons	☐	☐	06 - J. Walter Tucker, Jr.	☐	☐
07 - Steven L. Watson	☐	☐

2.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting and
any adjournment or postponement thereof.

B  Non-Voting Items
Change of Address - Please print new address below.

C  Authorized Signatures - This section must be completed for your instructions to be executed. - Date and Sign Below
NOTE: Please sign exactly as the name that appears on this card. Joint owners should each sign. When signing other than in an individual capacity, please fully describe such capacity. Each signatory hereby revokes all proxies heretofore given to vote at said Meeting and any adjournment or postponement thereof.

Date (mm/dd/yyyy) - Please print date below. Signature 1 - Please keep signature within the box. Signature 2 - Please keep signature within the box.